Exhibit 3.5

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

(Pursuant to Sections 242 and 245

of the General Corporation Law of the State of Delaware)

Applied UV, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Applied UV, Inc. resolutions were duly adopted setting forth a proposed amendment of the certificate of incorporation of said corporation (the “Certificate of Incorporation”), declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by adding the following paragraph to Article 4 of the Certificate of Incorporation:

“Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each five (5) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split but shall be rounded up to the nearest whole number. Each record that immediately prior to the Effective Time represented shares of Common Stock (“Old Records”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Records shall have been combined, subject to the elimination of fractional share interests as described above. The Reverse Stock Split shall have no effect on the authorized amount or par value of the Common Stock.”

SECOND: That thereafter, the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a stockholders meeting at which all shares entitled to vote thereon were present and voted, approved of the Reverse Split Stock by written consent in lieu of a meeting pursuant to Section 228(a) of the General Corporation Law of the State of Delaware.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed on June 17, 2020.

By:	/s/ Max Munn
Name:	Max Munn
Title:	President